NIKE, INC.
EXECUTIVE SEVERANCE PAY PLAN
325084036v.7

NIKE, INC.
EXECUTIVE SEVERANCE PAY PLAN
INTRODUCTION
NIKE, Inc., an Oregon corporation, adopts this NIKE, Inc. Executive Severance Pay Plan (the “Plan”), effective as of the Effective Date for the benefit of Eligible Employees. The Plan provides Severance Benefits to Eligible Employees upon a Qualifying Termination.
ARTICLE I
DEFINITIONS
As used herein, the following capitalized words and phrases have the following respective meanings unless the context clearly indicates otherwise:
1.1    “Affiliate” has the meaning set forth in Rule 12b-2 under Section 12 of the Securities Exchange Act of 1934, as amended from time to time.
1.2    “Board” means the Board of Directors of the Company.
1.3    “Cause” means (a) the failure to substantially perform the Eligible Employee’s reasonably assigned duties with the Company or Affiliate (other than any a failure resulting from incapacity due to physical or mental illness) as determined in the sole discretion of the Company, (b) commission of any act involving insubordination, fraud, illegality, dishonesty, gross misconduct in the performance of employment duties, or moral turpitude, (c) the breach of any material Company (or applicable Affiliate) policy or code of conduct as may be adopted from time to time, or (d) involvement in activities where such activities violate Company (or Affiliate) policy and places the Company (or Affiliate) at risk or has or could be detrimental to or reflect unfavorably upon the Company or its Affiliates, or its or their reputation, brands, services, or products.
1.4    “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder.
1.5    “Committee” means the Compensation Committee of the Board.
1.6    “Company” means NIKE, Inc., an Oregon corporation.
1.7    “Effective Date” means June 17, 2026.
1.8    “Eligible Employee” means any active United States employee of the Company or any United States Affiliate of the Company (including any United States referenced employee working outside of the United States) who the Company identifies as a Compensation Grade 70 or above in its system of record immediately prior to the date of termination; provided, however, any employee included on Appendix I shall not be eligible under this Plan.
1.9    “Pay” means the Eligible Employee’s (a) annual base salary rate, and (b) target annual bonus under the PSP, as in effect on the date of the Qualifying Termination.
1.10    “Permanent and Total Disability” has the meaning from Section 22(e)(3) of the Code.
1.11    “PSP” means the NIKE, Inc. Performance Sharing Plan or the NIKE, Inc. Executive Performance Sharing Plan, or their successor plans, as applicable.
1.12    “Qualifying Termination” means an involuntary termination of employment on or after the Effective Date of an Eligible Employee by the Company or an Affiliate for any reason other than the Eligible Employee’s death, for Permanent and Total Disability or for Cause.

1.13    “Welfare Plan” means the NIKE, Inc. Group Insurance Plan.
ARTICLE II
SEVERANCE BENEFITS
2.1    Severance Benefits. If an Eligible Employee experiences a Qualifying Termination, provided the Eligible Employee’s Release (as defined below) has been executed in the timely manner provided in Article VIII and the period of revocation has expired and the Eligible Employee has not revoked, the terminated Eligible Employee will receive the following pay and benefits following the Release Effective Date (collectively, “Severance Benefits”):
(a)    Severance Payment. In the event of an Eligible Employee’s Qualifying Termination, such Eligible Employee shall be eligible to receive two (2.0) times the Eligible Employee’s Pay if the Eligible Employee is the Chief Executive Officer of the Company, and one and a half (1.5) times the Eligible Employee’s Pay for all other Eligible Employees. Such amount shall be paid in twelve (12) equal monthly installments beginning as soon as administratively feasible after the Release Effective Date; provided, however, for the Chief Executive Officer of the Company, the amount shall be paid in eighteen (18) equal monthly installments beginning as soon as administratively feasible after the Release Effective Date.
(b)    PSP Payment. If an Eligible Employee’s Qualifying Termination occurs on or after May 1 of a given fiscal year, the Eligible Employee remains eligible for the Eligible Employee’s annual incentive under the PSP for such fiscal year. In the event an Eligible Employee’s Qualifying Termination is after the applicable fiscal year but prior to payment of the PSP bonus, the Eligible Employee shall remain eligible for such payment for the applicable fiscal year. Any payment under this Section 2.1(b) shall be based on actual performance under the PSP (provided, however, that if any portion of the PSP is earned based on individual performance and such individual performance component is not easily measurable and quantifiable, the Plan Administrator may determine that such individual performance component shall be deemed to have been earned at 100% achievement), and the Company shall pay such PSP bonus at the time the Company pays PSP bonuses to active employees generally; provided, however, the payment under this Section 2.1(b) shall be made no later than the date necessary to meet the short term deferral exception under Treas. Reg. Section 1.409A-1(b)(4).
(c)    Welfare Plan Severance Benefit. If an Eligible Employee experiences a Qualifying Termination and if the Eligible Employee was enrolled in the Company’s group medical, dental or vision benefits under the Welfare Plan as of the date of a Qualifying Termination, then the Company shall provide the Eligible Employee a severance benefit consisting of a subsidy of the cost applicable to continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If the Eligible Employee elects COBRA coverage (for the Eligible Employee and/or his/her eligible dependents), the Company shall provide COBRA coverage at no cost to the Eligible Employee until the earlier of (i) six (6) months from the date the Eligible Employee’s active Welfare Plan coverage would otherwise terminate, or (ii) the date the Eligible Employee becomes entitled to other group health plan coverage (including Medicare).
(d)    Outplacement Benefits. In the event of an Eligible Employee’s Qualifying Termination, the Company shall provide outplacement services from a firm the Company shall select for a period of up to twelve (12) months or, if earlier, until the Eligible Employee accepts full-time employment.
ARTICLE III
LIMITATION ON PAYMENT OF BENEFITS
3.1    Non-Duplication of Benefits. Any Severance Benefits for which an Eligible Employee is eligible to receive under the Plan will be reduced by any pay or benefits to which the Eligible Employee would otherwise be entitled under any restrictive covenant agreement (i.e., covenant not to compete) or provision, general severance policy or severance plan maintained by the Company or any other agreement between the Eligible Employee and the Company that entitles the Eligible Employee to a payment in connection with a termination of employment or as consideration for complying with such restrictive covenant, excluding any payment or award under the NIKE, Inc. Stock Incentive Plan.

Notwithstanding anything in this Plan to the contrary and as a condition to being entitled to Severance Benefits under this Plan, the Plan Administrator may require an Eligible Employee to revoke any prior agreement, in whole or in part, he or she entered into with the Company entitling such Eligible Employee to pay or benefits upon a termination of employment and/or for complying with certain restrictive covenants.
3.2    Indebtedness of Eligible Employee. If an Eligible Employee is indebted to the Company as of the date of the Eligible Employee’s termination of employment, the Company may offset any benefits under this Plan by the amount of such indebtedness.
3.3    Withholding. Amounts paid to an Eligible Employee hereunder shall be subject to all applicable federal, state and local withholding taxes, and all legally required deductions.
3.4    Reemployment and Recoupment. The Plan Administrator may require an Eligible Employee to repay any or all of the Severance Benefits if the Eligible Employee is rehired by the Company or an Affiliate within twelve (12) months following termination. The Plan Administrator also may require an Eligible Employee to repay any or all of the Severance Benefits if the Eligible Employee violates his or her obligations to the Company or its Affiliates pursuant to an employment agreement, restrictive covenant or similar agreement, or could have been terminated for Cause. Such repayment shall be made by the Eligible Employee within the time period the Plan Administrator requires. The Committee or its delegate shall cease any future payments under the Plan if the Plan Administrator requires such repayment. By accepting benefits under this Plan, an Eligible Employee: (i) certifies his or her understanding that any failure by the Eligible Employee to comply with this Plan or with any employment agreement, restrictive covenant or similar agreement may result in legal action, and (ii) acknowledges that the Company and its Affiliates will face irreparable injury in the event of a breach or a threatened breach of such agreements and covenants which may be difficult to calculate in dollar terms, and therefore, agrees that in such event, (A) the Company shall be entitled, in addition to remedies otherwise available at law or in equity, to specific performance and/or immediate injunctive and/or other equitable relief, without the posting of a bond and without proof of damages; and (B) should the Company successfully enforce any portion of this Plan or such agreements in a lawsuit or other proceeding, the Company shall be entitled to all of its reasonable attorneys’ fees and costs, in addition to damages and equitable relief, incurred as a result of enforcing this Plan and such agreements.
ARTICLE IV
ADMINISTRATION, AMENDMENT AND TERMINATION; TERM
4.1    Administration by the Committee. The Plan is administered by the Committee. The Committee will have and will exercise the powers and duties described herein, including, the power and duty to interpret this Plan and determine the benefit, if any, to which Eligible Employees are entitled hereunder. The Committee shall have the authority to delegate its powers and duties under the Plan to one or more individuals.
4.2    Indemnification and Expenses. The Company shall indemnify and hold harmless members of the Committee (or any delegate) against any and all expenses and liabilities arising out of their administrative functions or Plan responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.
4.3    Committee Powers and Responsibilities. The Committee or its delegate shall have all discretionary powers necessary to enable it to properly to carry out its duties with respect to the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority, in its discretion, to do the following:

(a)    Construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions and factual findings, including determination of which individuals are eligible for Severance Benefits, the amount of Severance Benefits, if any, to which any employee may be entitled, and all other matters pertaining to the Plan;
(b)    Adopt amendments to the Plan, including amendments which are deemed necessary or desirable to bring these documents into compliance with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder; and
(c)    If the Committee has delegated some of its powers and duties under the Plan to an individual who is also an Eligible Employee, such Eligible Employee may not act or vote in a decision specifically relating to themselves as an Eligible Employee in the Plan.
4.4    Decisions of the Committee. Decisions of the Committee or its delegate made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Eligible Employees, their heirs and their legal representatives.
4.5    Plan Amendment and Termination. The Plan may be amended or terminated at any time and for any reason by action of the Committee.
ARTICLE V
CLAIMS FOR BENEFITS
Any person who believes they are entitled to benefits under this Plan may submit a claim for benefits within 90 days of a Qualifying Termination. The claim must be in writing and state the claimant’s reasons for claiming these benefits. The claims must be sent to the Committee (or its delegate). If the claim is denied, in whole or in part, written notice of the denial will be provided within ninety (90) days of initial receipt of the claim. If an extension of time is required for making a claim determination, a written notice of the extension will be provided prior to the end of the original 90-day period explaining the circumstances requiring the extension and the date by which the determination will be made.
The claim denial notice will include:
•The specific Plan provisions on which the denial is based;
•A description of any additional material or information that is necessary to complete the claim and an explanation of why such material or information is necessary;
•A description of the appeal procedures; and
•A statement of the right to bring suit under ERISA upon claim denial following a final appeal.
An individual whose claim for benefits is denied may: (i) file a request for review with the Committee or its delegate within sixty (60) days; (ii) receive reasonable access to and copies (free of charge) of all documents, records and other information relevant to the claim; and (iii) submit written comments, documents, records and other information relating to the claim. After receiving a request for review, the Committee or its delegate will render a final decision within sixty (60) days, unless circumstances require an extension of an additional sixty (60) days for the review. In this case, the Committee or its delegate will notify the claimant in writing of the need for an extension. The decision of the Committee or its delegate will be in writing, and will include:
•the specific reasons for the decision;
•specific references to the pertinent provisions of the Plan on which the decision is based;
•a statement regarding entitlement to access and copies of (free of charge) all documents and information relevant to the claim; and
•a statement concerning the right to bring action under ERISA Section 502(a) to recover benefits or enforce rights.
No person eligible for benefits under the Plan has a right to seek review of a denial of benefits—or to bring any action to enforce a claim for benefits—in any court, prior to filing a claim for benefits and exhausting all rights described under this section, or more than six months after receipt of the decision on appeal. Except as may be otherwise required by law, the decision of the Committee or its delegate will be binding on all parties.
ARTICLE VI
MISCELLANEOUS
6.1    No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing in this Plan shall be construed as giving any Eligible Employee any right to be retained in the employ of the Company or shall affect the terms and conditions of an Eligible Employee’s employment with the Company.
6.2    ERISA Plan. The Plan is a “top hat” “employee welfare benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and 29 C.F.R. § 2520.104-24.
6.3    Effect of Plan. Except with respect to restrictive covenant provisions and agreements the Company elects to enforce pursuant to Section 3.1 above, the Plan is intended to supersede provisions of prior oral or written policies of the Company to the extent that such provision addresses severance payments or benefits provided upon a Qualifying Termination and all prior oral or written communications to Eligible Employees with respect to the subject matter hereof, and all such provisions of such prior policies or communications are hereby null and void and of no further force and effect. The other terms of all individual agreements (including without limitation, a Covenant Not to Compete, employment letter agreement or any other agreements providing for pay or benefits in connection with a termination of employment or compliance with a restrictive covenant) or long-term incentive plans (including the NIKE, Inc. Stock Incentive Plan) shall continue without change and are not superseded, modified, voided or terminated by the Plan, except as otherwise agreed to between the Company and the Eligible Employee.
6.4    Source of Payments. All payments provided under this Plan are paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. To the extent that any Eligible Employee acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
6.5    No Mitigation or Retirement Plan Offset. An Eligible Employee with a Qualifying Termination shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by such a terminated Eligible Employee as the result of employment by another employer or by retirement benefits paid by the Company or another employer after the date of the Eligible Employee’s termination of employment or otherwise.
6.6    Notice. For the purpose of this Plan, notices and all other communications shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the Plan to the NIKE, Inc., Office of General Counsel, One Bowerman Drive, Beaverton, OR 97005-6453, and to an Eligible Employee to the address set forth in the Company’s payroll records or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
6.7    Nonalienation of Benefits. No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any Eligible Employee or subject to any legal process for the payment of any claim against an Eligible Employee.
6.8    Application of Section 409A. The intent of the Company is that payments and benefits under the Plan are exempt from Section 409A of the Code (after first applying the exception for short-term deferrals then applying the exception for severance benefits to any remaining amounts, and then applying the exception for small amounts to any further remaining amounts) or otherwise comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to comply therewith. If an Eligible Employee, at the date of a Qualifying Termination, is a “specified employee” under Section 409A of the Code and any payment under this Plan is subject to Section 409A of the Code, then such amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6) month period immediately following the Eligible Employee’s termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Eligible Employee’s termination of employment (or upon the Eligible Employee’s death, if earlier), unless the Company reasonably determines, based on the advice of counsel, that such delayed commencement is not required to avoid an “additional tax” under Section 409A(a)(2) of the Code. Each amount to be paid or benefit to be provided pursuant to the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code.
6.9    Governing Law, Venue. The Plan shall be construed according to the laws of the State of Oregon, except to the extent such laws are preempted by federal law. Any litigation involving the Plan must be brought in federal court in Oregon.
6.10    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
6.11    Headings. The headings contained in this Plan are intended solely for convenience of reference and shall not affect the rights of the parties to this Plan.
6.12    Severability. In the event any provision of the Plan conflicts with applicable laws or laws under which the Plan is construed, or if any provision of the Plan is held to be illegal, invalid or unenforceable or partially illegal, invalid or unenforceable by a court with jurisdiction over the Plan or this document, then the Plan shall be modified to conform with said laws or judicial determination, such provision shall be construed and enforced only to such extent as it may be a legal and enforceable provision. Such illegal, invalid, and unenforceable provisions will not affect any other provision hereof, and the Plan will be construed and enforced as if such provisions had not been included, and all other provisions of the Plan shall be given full effect.
6.13    Recovery of Benefits. In the event an Eligible Employee receives any Severance Benefits which are in excess of the amount which should have been made the Company may recover the amount of such excess from the Eligible Employee. The Committee may, at its option, deduct the amount of such excess from any subsequent payments, as allowed under any applicable law.
ARTICLE VII
SUCCESSORS; BINDING AGREEMENT
7.1    Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Section 7, the “Company” shall include the Company as defined in Section 1.8 and any successor to its business and/or assets which shall assume and agree to perform the obligations arising under this Plan by operation of law or otherwise.
7.2    Enforceability; Beneficiaries. This Plan shall be binding upon and inure to the benefit of each Eligible Employee (and such Eligible Employee’s personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the stock, assets or business of the Company or otherwise, including, without limitation, as a result of a change in control or by operation of law. This Plan shall inure to the benefit of and be enforceable by each Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Eligible Employee should die while any amount would still be payable hereunder if such Eligible Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Eligible Employee’s devisee, legatee or other designee or, if there is no such designee, to such Eligible Employee’s estate.

ARTICLE VIII
RELEASE OF CLAIMS
As a condition to the receipt of any of the Severance Benefits, each Eligible Employee must execute and allow to become effective and not revoke a waiver and release substantially similar with the form on Appendix II (the “Release”), with such execution occurring no later than the expiration of the period of time for review as set forth in the Release. The date on which such Release becomes effective and not revocable is the “Release Effective Date.” The Severance Benefits shall commence to an Eligible Employee promptly following the Release Effective Date or the Eligible Employee’s termination date, whichever is later, in accordance with the terms of the Plan.
ARTICLE IX
ADMINISTRATION
9.1    Funding. The Company pays Severance Benefits solely from current operating funds and general assets. No portion of the Plan is funded.
9.2    Plan Sponsor and “Plan Administrator”. The Plan is sponsored by NIKE, Inc. The Committee, or its delegate, is the Plan Administrator.
9.3    Plan Name. The name of the plan is the NIKE, Inc. Executive Severance Pay Plan.
9.4    Plan Type. The Plan is a “top hat” “employee welfare benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and 29 C.F.R. § 2520.104-24.
9.5    Agent for service of legal process. The agent for service of legal process on the Plan is:
NIKE, Inc.
Attn: EVP, Chief Legal Officer
One Bowerman Drive
Beaverton, OR 97005-6453
9.6    EIN. 93-0584541.

APPENDIX II-
NIKE, Inc. Executive Severance Pay Plan
Separation and Release Agreement

1.    Parties. This Separation and Release Agreement (“Agreement”), is between you, [EMPLOYEE NAME] (for yourself, your spouse, family, agents and attorneys and anyone else acting on your behalf) (jointly, “you”), and your employer, NIKE, Inc., its parent, subsidiaries, predecessors, successors, affiliates, directors, officers, fiduciaries, insurers, employees and agents (jointly, “NIKE”).
2.    Separation Date. You acknowledge and agree that your last day of employment with NIKE will be [EFFECTIVE SEPARATION DATE] (the “Separation Date”).
3.    Separation Benefits. So long as you continue to meet the eligibility criteria set forth in the applicable NIKE, Inc. Executive Severance Pay Plan (the “Plan”), you comply with the terms and conditions set forth in this Agreement and the Plan, and you timely sign and do not later revoke this Agreement, you will receive severance benefits in accordance with the terms of the Plan together with (a) salary accrued but not yet paid through the Separation Date, (b) paid time off accrued but unused through the Separation Date, and (c) any amounts payable under NIKE’s 401(k) Plan, Employee Stock Purchase Plan, Deferred Compensation Plan, and the NIKE, Inc. Stock Incentive Plan (the “Stock Plan”) or any comparable plan, as applicable, constitute the only compensation or benefits to which you are entitled from NIKE. For the avoidance of doubt, the Plan shall supersede any other description or summary of the severance benefits.
4.    Notice. As provided in the Plan, if you sign and do not later revoke this Agreement, the severance benefits available under the Plan are the maximum benefits you will receive and may be coordinated with and reduced by the amount of any notice pay that may be required pursuant to federal, state or local law, including the Worker Adjustment and Retraining Notification Act (“WARN”). You acknowledge that the severance benefits you would receive exceed any required notice pay.
5.    General Release. In exchange for the benefits described above in section 3 and the applicable termination treatment under the terms of the Stock Plan and any corresponding award agreements, as applicable, you are waiving and releasing all known or unknown claims and causes of action you have or may have against NIKE as of the day you sign this Agreement arising out of your employment with NIKE, including your separation from employment. The claims you are releasing include but are not limited to:
o    any and all claims, actions, causes of action or liabilities arising under the Age Discrimination in Employment act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Sarbanes-Oxley Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and/or any and all other federal, state, local, or municipal employment discrimination or employment related statutes, regulations, executive orders and/or ordinances (including but not limited to claims, actions, causes of action or liabilities based on race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, off-duty conduct, arrest or conviction record, marital status, parental status, military or veteran status, source of income, genetic background or predisposition, entitlement to benefits, union activities, or any other status or conduct protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders);
o    any and all claims, actions, causes of action or liabilities arising out of or in any way related to any contract or agreement between you and NIKE, excluding this Separation and Release Agreement;

o    any and all claims, actions, causes of action or liabilities for compensation or benefits other than the compensation and benefits specifically described above in section 3;
o    any and all claims, actions, causes of action or liabilities asserting Nike has violated its company policies, personal policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind;
o    any and all claims, actions, causes of action or liabilities asserting Nike has violated public policy, statutory or common law, including claims for personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel; and
o    any and all claims, actions, causes of action or liabilities asserting Nike is in any way obligated for any reason to pay you damages, expenses, litigation costs (including attorneys’ fees), back pay, front pay, disability or other benefits (other than any accrued pension benefits), compensatory damages, punitive damages, and/or interest.
6.    State Law Particulars. If you work or reside in Montana, North Dakota, or South Dakota, you expressly waive the benefit of Montana Code Annotated, Section 28-1-1602, North Dakota Century Code, Section 9-13-02, and South Dakota Codified Laws, Section 20-7-11, respectively, and agree that the general release in section 5 above shall extend to claims arising prior to the date you sign this Agreement that you do not know or expect to exist in your favor at this time. If you work or reside in California, you expressly waive the benefit of Section 1542 of the California Civil Code, which provides: "A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release that, if known by him or her, would have materially affected his or her settlement with the debtor or released party." In addition, you acknowledge this Agreement is voluntary, deliberate, and informed, provides consideration of value to you, and you have been given notice and an opportunity to retain an attorney or are represented by an attorney, and you therefore acknowledge that this Agreement that this Agreement is a voluntary severance agreement as that term has been defined under California law. If you work or reside in Massachusetts, you waive all claims or rights arising under the Massachusetts Payment of Wages Law, G.L. c. 149; the Massachusetts Fair Employment Practices Act, G.L. c. 151B; and An Act Relative to Domestic Violence, M.G.L. ch. 149, S. 52E. If you work or reside in Illinois, then notwithstanding any language in this Agreement to the contrary, you may make truthful disclosures regarding alleged unlawful employment practices (although you are waving all rights to sue or recover money from NIKE as regards such alleged practices as provided in section 7 below). If you work or reside in New Jersey, you waive all claims or rights under the N.J. Conscientious Employee Protection Act, N.J. State Ann. 34:19-1 et. seq. If you work or reside in West Virginia and you need an attorney, you may call the West Virginia State Bar Association toll-free at 1-800-642-3617.
7.    Exclusions from General Release. Excluded from the general release in section 5 above are any claims or rights to enforce this Agreement, claims or rights that arise after you sign this Agreement, or claims or rights that cannot be waived by law, including any right you may have to (i) accrued vacation pay, (ii) unemployment compensation benefits, (iii) workers’ compensation benefits, and (iv) your rights to indemnification under NIKE’s articles of incorporation and bylaws, any agreements between you and NIKE, or under applicable law. Also, neither the general release in section 5 nor anything else in this Agreement limits your right, with or without notice to NIKE, to file a charge with, provide information (including testimony) to, or participate in an investigation or proceeding conducted by any federal, state or local government agency (such as the U.S. Securities and Exchange Commission (“SEC”) or the U.S. Equal Employment Opportunity Commission (“EEOC”); report possible violations of any law or regulation to any such agency; make other disclosures protected under whistleblower provisions of any law or regulation; or testify in court (under subpoena or court order) regarding sexual harassment or criminal conduct, or before a state legislature as regards those subjects if your testimony is requested by the legislature. You are, however, waiving your right to recover money in connection with any agency charge or any agency or judicial decision, including class or collective action rulings, other than bounty money properly awarded by the SEC.

8.    Confidential Information. You acknowledge that during the course of your employment with NIKE you may have received access to information or materials of a confidential or secret nature that may have been made, created, or discovered by you, or that may have been disclosed to you by NIKE or a third party in relation to the business of NIKE or any other party with whom NIKE agrees to hold such information or materials in confidence (collectively, “Confidential Information”). Without limitation as to the forms that Confidential Information may take, you acknowledge that Confidential Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Confidential Information includes, but is not limited to, Assigned Inventions (as defined in section 9), trade secrets, machines, processes, computer code and/or programs and related documentation, manuals, reports, memoranda, drawings, blueprints, notes, records, plots, chemical formulations, sketches, plans, photographs, schematics, marketing plans, product plans, operations plans and implementations, procurement plans and implementations, designs, design concepts, data, prototypes, specimens, test protocols, laboratory notebooks, technical information, business strategies, financial information, forecasts, recruiting and staffing information, employee and personnel information (including personal information), employee and personnel relations matters, contracts, contract negotiations and information, customer and supplier lists, the non-public names and addresses of NIKE’s customers and suppliers and their buying and selling habits and special needs, and all other non-public information that relates to NIKE’s business.
Without limiting any other obligations you have under other agreements you have entered into with NIKE, and to the fullest extent permitted by law, you will keep and hold all Confidential Information in strict confidence and trust: (i) you will not use or disclose any Confidential Information without the prior written consent of NIKE in each instance; and (ii) you will not, directly or indirectly, publish (or cause, participate in, assist or provide any statement , opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any Confidential Information. “Publication” includes communication of any written, verbal or visual material by any means in any medium, including any book, magazine, newspaper, theatrical production or movie, television or radio programming or commercial, or on the Internet.
Nothing in this section 8 or otherwise in this Agreement shall limit or restrict in any way your immunity from liability for disclosing NIKE’s trade secrets as specifically permitted by 18 U.S.C § 1833(b)(1), which states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
In the event you are requested or required to disclose Confidential Information under any court order, subpoena or other judicial process, then except as prohibited by law, you will promptly notify NIKE (by its Legal Department as detailed in section 17 below), take all reasonable steps requested by NIKE to defend against compulsory disclosure, and permit NIKE to control with counsel of its choice any proceeding relating to the compulsory disclosure. These requirements do not arise in connection with requests from or disclosures of Confidential Information to a government agency as described in section 7.
If any part of this section 8 is construed to be invalid or unenforceable, the same shall not affect the remainder of this section, which shall be given full effect.
If you breach this section 8, NIKE shall be entitled to have this section specifically enforced by any court having jurisdiction. You acknowledge and agree that any such breach will cause irreparable injury to NIKE, which money will not adequately remedy. You further agree that if you breach (or attempt or threaten to breach) this section 8, NIKE shall be entitled to a preliminary and permanent injunction to stop your breach in any court having jurisdiction.
9.    Intellectual Property. You acknowledge and agree that it was and remains the intent of you and NIKE that all Assigned Inventions (as defined below) are to be the sole and exclusive property of NIKE. If you have not done so previously, you will promptly (no later than your last day of your employment with NIKE) disclose in confidence to

NIKE, or to any person designated by it, all Inventions (as defined below) that you make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of your employment, whether or not in the course of your employment, and whether or not protectable in any way, including patentable, copyrightable, trademarkable, protectable as trade secrets, or otherwise subject to intellectual property protection.
To the extent you have not already made such assignment pursuant to a different agreement between you and NIKE, and to confirm original intent of you and NIKE, you agree to assign, and do hereby irrevocably transfer and assign, to the NIKE corporate entity of which you are or were an employee (i) all of your rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, common law or registered trademarks or trade dress, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that you may have in or with respect to any Assigned Inventions. NIKE will be considered the author and owner of Your Copyrightable Works and of all copyright rights therein. You also hereby forever waive and agree never to assert any Moral Rights you may have in or with respect to any Assigned Inventions and any of Your Inventions (as defined below) licensed to NIKE under this section. You understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to NIKE do not apply to, any Invention that qualifies fully for exclusion under applicable state law.
You acknowledge and agree that you hereby grant the Your Invention License (defined in this paragraph) if (i) in the scope of your employment, you used any of Your Inventions or include any of Your Inventions in any product or service of NIKE, or if your rights in any of Your Inventions may block or interfere with, or may otherwise be required for, the exercise by NIKE of any rights assigned to NIKE under this Agreement; and (ii) you have not already granted such license pursuant to a different agreement between you and NIKE or have otherwise agreed in writing with NIKE as to a specific Your Invention. In the foregoing circumstance, you hereby grant to NIKE, effective as of your Employment Date, a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such of Your Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights (“Your Invention License”).
        As used in this Agreement:
o    “Assigned Inventions” means all Inventions that you made, created, conceived or first reduced to practice during the period of your employment, whether or not in the course of your employment, and whether or not protectable in any way, including patentable, copyrightable, trademarkable, protectable as trade secrets, or otherwise subject to intellectual property protection, and that (i) were developed using equipment, supplies, facilities, trade secrets of NIKE, or any Confidential Information; or (ii) resulted at least in part from work performed by you for NIKE; or (iii) relate to NIKE’s business or actual or demonstrably anticipated research or development.

o    “Invention” means any (i) creation, innovation, idea, improvement to an existing process or product, concept, product configuration, design, logo, mark, pattern, discovery, information, know-how, product, prototype, formula, process, composition of matter, database, promotional idea, writing, book, lecture, illustration, photograph, scientific or mathematical model, software (including source code, object code and other operational and functional feature of software), invention, work of authorship, or other technical or business subject matter; and (ii) any of NIKE Copyrightable Works.

o    “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

o    “NIKE Copyrightable Works” means copyrightable works prepared by you within the scope of your employment with NIKE.

o    “Your Inventions” means all Inventions that were made by you or acquired by you prior to the first day of your employment by NIKE (“Employment Date”) or that you own, have or may have an interest in or the right to license after your Employment Date or thereafter.

        You will assist NIKE in every proper way to obtain and enforce for NIKE all patents, copyrights, common law or registered trademarks or trade dress, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. You will execute and deliver any documents that NIKE may reasonably request from you in connection with providing such assistance. NIKE agrees to compensate you at a reasonable rate for time and expenses actually spent by you at NIKE’s request in providing such assistance after termination of my employment. You hereby appoint the Chief Patent Counsel of NIKE as your attorney-in-fact to execute documents on your behalf for this purpose. You agree that this appointment is coupled with an interest and will not be revocable.

10.     Employee Acknowledgments. You also agree that you (i) have been paid for all hours worked, including overtime, if any; (ii) have not suffered any on-the-job injury for which you have not already filed a claim; and (iii) have received all of the leave you requested, to the extent that leave was required by law or NIKE policy. Further, you acknowledge that you have not relied on any statements or representations by NIKE or its attorneys with respect to the tax treatment of the payments described in section 3 above and in the Plan or any other form of pay or benefit you receive in consideration for this Agreement, and that you are solely responsible for all tax payments, if any, required under the law.
11.    Non-Solicitation of Employees. You agree that during your employment or relationship with NIKE and for a period of one year thereafter, you will not, nor will you assist any third party to, directly or indirectly (i) raid, solicit, or attempt to persuade any employee of NIKE or any person who was an employee of NIKE during the 6 months preceding the termination of your employment or relationship with NIKE, who possesses or had access to confidential information of NIKE, to leave the employ of or terminate a relationship with NIKE; (ii) interfere with the performance by any such persons of their duties for NIKE; or (iii) communicate with any such persons for the purposes described in items (i) and (ii) in this section.
12.    Non-Disparagement. You agree not to make any statement, verbal or written, or take any action that reasonably could be construed to disparage or harm the reputation of Nike, its employees, or any Released Party.  Notwithstanding the foregoing, nothing in this Agreement prevents you from testifying truthfully in any legal proceeding or from discussing workplace sexual assault, discrimination, or harassment as provided by applicable law.
13.    Cooperation. You agree to cooperate with NIKE and to respond to reasonable inquiries and requests for information by NIKE, with reasonable notice, in connection with any legal matters in which you are involved or may become involved relating to matters arising during your employment. Your agreement to cooperate and provide responses shall not be construed as requiring you to provide anything other than truthful information, regardless of whether it is favorable or unfavorable to NIKE, nor as creating any employment relationship between you and NIKE.
14.     Tax Equalization Payments. If, during your employment, you have been subject to the NIKE Global Transferee Policy (“Transferee Policy”), you agree that any payments (other than non-competition payments) made as part of your transferee employment at NIKE, including but not limited to any trailing foreign assignment income, deductions or credits or payments that may be connected with NIKE equity (like stock options), and claim-of-right deduction benefits for any completed, pending or future tax equalization payments due from you to NIKE, are paid in accordance with Nike’s Tax Equalization Program (“Tax Program”). In accordance with the Tax Program, NIKE will provide you with host and home country tax return preparation services for one calendar year following the year of termination, as applicable, and for future years should any income items, deductions or credits subject to the equalization carry forward into those years. Upon completion of your tax returns, NIKE’s designated tax advisor will calculate the tax equalization amounts. You agree that you will provide full support to NIKE’s designated tax advisor in order for them to prepare your tax equalization calculation for the relevant years as described above. Please be advised that you will be liable for any balance due to NIKE or any of its affiliated companies resulting from the tax equalization calculation. Conversely, NIKE or any of its affiliated companies will pay you any balance due to you following the tax equalization calculation. You agree that, in accordance with the Tax Program, if your tax equalization calculation results in a payment from you to NIKE or any of its affiliated companies or in the event that NIKE or any of its affiliated companies withheld less tax (actual or hypothetical) than is required, you must pay the remaining balance to NIKE or any of its affiliated companies within 30 days of receipt of notice. Conversely, if your tax equalization calculation results in a payment from NIKE or any of its affiliated companies to you or in the event that NIKE or any of its affiliated companies withheld more tax (actual or hypothetical) than is required, NIKE will pay you the difference.
15.    Non-Admissions. The fact and terms of this Agreement are not an admission by NIKE of liability or other wrongdoing under any law or otherwise.
16.    Additional Employee Acknowledgments. You also agree that:
a.    You are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance; you have not been coerced, threatened, or intimidated into signing this Agreement;
b.    You have been advised in writing by this Agreement to consult with an attorney before signing;
c.    You have had at least twenty-one (21) days to consider this Agreement;
d.    You agree that any changes made to this Agreement, whether material or immaterial, do not restart the running of the 21 day consideration period; and
e.    The benefits described in the Plan are benefits to which you are not entitled apart from this Agreement.
17.    Review Period/Revocation/Payment. You may take up to twenty-one (21) days from receipt of this Agreement to consider and sign this Agreement. If you choose to sign it, you have seven (7) days to revoke it. If you work or reside in Minnesota, you have fifteen (15) days to revoke it. If you want to revoke the Agreement, you must do so in writing addressed to NIKE, Inc., Office of General Counsel, One Bowerman Drive, Beaverton, OR 97005-6453 or by email at ocs@nike.com. Your revocation must be received by NIKE within the 7-day period in order to be valid (15 days in Minnesota). If you do not revoke this Agreement, you will receive the benefits described above in section 3 and in the Plan.
        If you do not sign this Agreement within 21 days of receipt or on your Separation Date, whichever is later, you forfeit the severance amount and benefits offered by the Nike, Inc. Severance Pay Plan.
18.        Indemnification. Nothing contained herein affects your rights to indemnification and advancement of expenses under NIKE’s articles of incorporation and bylaws, any indemnification agreement between you and NIKE, or applicable law, in each case relating to your service as a director, officer, or employee of NIKE. You will also continue to be covered under NIKE's directors' and officers' liability insurance policy(ies), in accordance with their terms and to the same extent as other similarly situated current and former executive officers, with respect to acts or omissions occurring during your service to NIKE.
19.    Governing Law/Severability. This Agreement, including its interpretation and all rights and remedies, shall be governed by the laws of the state of Oregon. If any part of this Agreement is found to be invalid or otherwise unenforceable, the rest of the Agreement will be valid and enforceable.

[INSERT EMPLOYEE NAME]	NIKE, INC.
BY:	BY:
TITLE:
DATE:	DATE: